Exhibit 8, only page

Changes in subsidiaries of Océ N.V. since the listing thereof in Océ Form 20-F for its fiscal year ended November 30, 2002.

Name of subsidiaries	Jurisdiction of Incorporation of Organisation	Notes

Océ-Taiwan Ltd.	Taiwan	In liquidation
Océ Reprographic Technologies, Inc.	USA	Acquired April 2000